Exhibit 10.15

AMENDED AND RESTATED CHAIRMAN SERVICES AGREEMENT

This Amended and Restated Chairman Services Agreement (this “Agreement”), dated June [—], 2015, is by and between Milacron Holdings Corp., formerly named Mcron Acquisition Corp., a Delaware Corporation (the “Company”), and Ira G. Boots (“Chairman” or “Mr. Boots”).

WHEREAS, the Company and Mr. Boots, are party to that certain Chairman Services Agreement, dated as of April 30, 2012 (the “Original Agreement”), pursuant to which Mr. Boots serves as the non-employee chairman of the Board of Directors of the Company (the “Board”).

WHEREAS, Mr. Boots and the Company now desire to amend and restate the Original Agreement in its entirety pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of such service and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mr. Boots agree as follows:

1.	Service and Duties. The Company and Chairman agree that Chairman shall serve as a director and the non-employee chairman of the Board, upon the terms and conditions contained in this Agreement, until terminated by either party in accordance with this Agreement. Chairman shall commit such time as reasonably necessary to fulfill his obligations as non-employee chairman of the Board. Chairman acknowledges that he is not an employee of the Company in any respect, including within the meaning of all federal, state and local laws and regulations governing employment relationships. The Company acknowledges that Chairman may serve in similar positions with other third party business entities concurrently with the term of this Agreement without violation of any of the obligations of Chairman herein. Chairman shall have such duties, authorities and responsibilities as are consistent with such position, including, without limitation:

•	presiding over meetings of the Board;

•	establishing requirements for management to communicate with and report to the Board, including, among other things, dates, agendas, presentations and reports;

•	working with management and the Board to evaluate performance; and

•	meeting with the Company’s Chief Executive Officer and his direct reports, as appropriate.

If requested, Chairman shall also (i) serve as a member of the board of directors of any of the Company’s subsidiaries or affiliates and (ii) serve as a member of committees (including, without limitation, audit or compensation committees) of the Company’s subsidiaries or affiliates, without additional compensation, provided that such additional service shall not require Chairman to exceed the time commitment specified in this Section 1 or otherwise agreed between Chairman and the Company.

The Company shall maintain directors and officers liability insurance for the benefit of Chairman during the term of this Agreement and for the period of any liability thereafter with liability coverage that is no less favorable than the liability coverage provided to any other director or any officer of Company. Chairman will also be the beneficiary of indemnification for his service as a director as provided in the Company’s Certificate of Incorporation and By-laws, and that certain Indemnification Agreement, dated as of August 27, 2012, by and among Chairman, the Company and the Guarantors (as defined therein).

2.	Independent Contractor Status. Chairman acknowledges and agrees that (i) Chairman is an independent contractor, and not an employee, of the Company within the meaning of all federal, state and local laws and regulations governing employment relationships, including insurance, workers’ compensation, industrial accident, labor and taxes; (ii) except as expressly authorized by the Company, Chairman shall not have any right to act for, represent or otherwise bind the Company in any manner; (iii) Chairman shall not be entitled to participate in any employee benefit plans or arrangements of the Company and shall not be provided with health and welfare benefits, including, without limitation, medical and dental coverage; (iv) Chairman shall be solely responsible for any workers’ compensation, unemployment or disability insurance payments, or any social security, income tax or other withholdings, deductions or payments (including self-employment taxes) that may be required by federal, state or local law with respect to any sums paid to Chairman hereunder; and (v) Chairman shall be required to pay and shall timely remit all self-employment taxes to the Internal Revenue Service and any other required governmental agencies.

3.	Compensation.

3.1 Annual Fee. In consideration of all services rendered by Chairman under this Agreement as a director and as the chairman of the Board of the Company, the Company shall pay Chairman a cash director fee (the “Cash Director Fee”) at an annual rate of $250,000 during the Service Period. The Cash Director Fee shall be paid by the Company, in advance, in equal quarterly installments on the first business day of each quarter.

3.2 Annual Equity Award. Chairman shall be entitled to receive an annual equity award (the “Annual Equity Award”) consisting of that number of shares of restricted common stock units (“RSUs”) having an aggregate value on the date of grant of $250,000 (based on the Measurement Date Price (as defined below)), which will have a per unit value equal to the Measurement Date Price. The grant of the Annual Equity Award will be made each year on a date that is two business days after the public disclosure of the Company’s financial results for the previous fiscal year (such date, the “Measurement Date”), and that date is subject to any modification by the Board of the Company’s policy regarding compensation for non-management members of the Board, as in effect from time to time. The “Measurement Date Price” will be equal to the closing sales price of the Company’s common stock on the New York Stock Exchange on the Measurement Date. The Annual Equity Award will be granted pursuant and subject to the Milacron Holdings Corp. 2015 Equity Incentive Plan (the “Plan”), and the RSUs granted in connection therewith will vest in full on the one year anniversary of the date of grant as long as Chairman is serving as non-employee chairman of the Board pursuant and subject to the terms of Chairman’s award agreement related to the grant.

3.3 IPO Equity Award. In connection with the initial public offering of shares of common stock of the Company, as contemplated by the Company’s Registration Statement on Form S-1 (the “IPO”), Chairman shall be entitled to receive an equity award (the “IPO Equity Award”) consisting of that number of shares of RSUs having an aggregate value on the date of the IPO of $187,500, with a per unit fair market value equal to the initial public offering price set forth on the cover page of the final prospectus relating to the IPO. The IPO Equity Award shall be granted to Chairman following the effectiveness of the underwriting agreement to be executed in connection with the IPO and the filing of listing applications with the New York Stock Exchange and one or more registration statements on Form S-8 with the Securities Exchange Commission to register the shares of common stock to be issued pursuant to the Company’s equity incentive arrangements, but prior to the commencing of trading of the Company’s common stock on the New York Stock Exchange. The IPO Equity Award will be granted pursuant and subject to the Plan and an award agreement, and the RSUs granted in connection therewith will vest in full on the Measurement Date in 2016, as long as Chairman is serving as non-employee chairman of the Board on such date.

3.4 Reimbursement of Expenses. The Company shall promptly reimburse Chairman for reasonable and necessary expenses actually incurred by Chairman directly in connection with the business and affairs of the Company and the performance of Chairman’s duties hereunder, together with any other fees related to the position of non-executive chairman of the Board, in each case subject to appropriate substantiation and itemization of such expenses and fees in accordance with the guidelines and limitations established by the Company from time to time.

4.	Termination. Upon any termination of service, Chairman shall be entitled to payment of Chairman’s accrued and unpaid Cash Director Fee and reimbursement of expenses under Section 3 hereof in each case accrued through the date of termination. Chairman shall not be required to refund any advance payment of the Cash Director Fee upon any termination of this Agreement. Except for the payments and benefits described in this Section 4, Chairman shall not be entitled to receive severance payments or benefits after the last date of service with the Company. Upon any termination of Chairman’s service, Chairman shall be deemed to have resigned as a member of the board of directors of any of the Company’s subsidiaries or affiliates, to the extent applicable. On or immediately following the date of any termination of Chairman’s service, Chairman shall confirm the foregoing by submitting to the Company in writing a confirmation of Chairman’s resignation(s).

5.	Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

6.	Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Milacron Holdings Corp., a Delaware Corporation

3010 Disney Street

Cincinnati, OH 45209

Attn: Hugh C. O’Donnell

Tel: (513) 487-5000

Fax: (513) 487-5086

If to Chairman:

The last address shown on records of the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 6.

7.	Miscellaneous.

7.1 Berry Plastic Indemnification. Company shall indemnify and save Chairman harmless from any claim, demand, liability, loss or damages incurred by Chairman with respect to any action by Berry Plastics Group, Inc. or any affiliate thereto due to the services or attempted services by Chairman hereunder, including any attorneys’ fees incurred by Chairman or the Company. In the event of the necessity of engagement of counsel for the benefit of Chairman, then Chairman shall have the right to approve any such counsel for the benefit of Chairman. This obligation of indemnity shall survive termination of this Agreement.

7.2 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding and replacing the Original Agreement and any other understanding, whether written or oral, regarding or relating to the terms of this Agreement. This Agreement may not be amended or revised except by a writing signed by the parties.

7.3 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. The Company may assign this Agreement to an affiliate. Neither this Agreement nor any of the rights, duties or obligations of Chairman shall be assignable by Chairman, nor shall any of the payments required or permitted to be made to Chairman by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Chairman under this Agreement shall inure to the benefit of and be enforceable by Chairman’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

7.4 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MILACRON HOLDINGS CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO IRA BOOTS CHAIRMAN SERVICES AGREEMENT]

EXECUTIVE

[SIGNATURE PAGE TO IRA BOOTS CHAIRMAN SERVICES AGREEMENT]